Exhibit 99.(a)(1)(O)

EMAIL TO ELIGIBLE OPTIONHOLDERS

To: Eligible Optionholders

Date: December 22, 2008

Subject: EnerNOC, Inc. Offer to Exchange Certain Outstanding Stock Options for New Stock Option Grants

To the EnerNOC, Inc. Eligible Optionholders:

I am writing to clarify certain language relating to what constitutes an “eligible option grant” in the documents you received on Friday, December 19, 2008 in connection with the Offer to Exchange Certain Outstanding Stock Options for New Stock Option Grants (the “Offer to Exchange”).  Please note that the term “eligible option grants” as used in connection with the Offer to Exchange consists of options that have an exercise price per share equal to or greater than the higher of $12.00 or the closing price of the Company’s common stock as reported on The Nasdaq Global Market on the expiration date of the Offer to Exchange.  The Eligible Option Information Sheet that you received on Friday includes a list of all option grants held by you that have exercise prices equal to or greater than $12.00 per share.

You are reminded to please carefully read all of the documents that you were sent via email on Friday, December 19, 2008. In order to participate in the Offer to Exchange, you must meet the criteria and follow the instructions set forth in those documents, including returning, as indicated, your properly completed and signed Election Form and Eligible Option Information Sheet, to me, Laurie Harrison, so that I receive them before 4:00 p.m., Eastern Time, on January 21, 2009 (or a later expiration date if EnerNOC extends the offer). The documents must be delivered using one of the delivery methods outlined in the instructions to the Election Form.

If you have any questions about the Offer to Exchange, you can contact me or Michael Berdik, our Corporate Counsel, at:

Laurie Harrison, Assistant General Counsel

Michael Berdik, Corporate Counsel

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts 02110

Phone: (617) 224-9900

Facsimile: (617) 224-9910

Email: lharrison@enernoc.com

           mberdik@enernoc.com